Exhibit 99.1

TriNet Announces Fourth Quarter, Fiscal Year 2023 Results, and Dividend Initiation

2% Growth in Total Revenues to $1.2 billion for the Fourth Quarter of 2023
1% Growth in Total Revenues to $4.9 billion for Fiscal Year 2023
68% Growth in Earnings per Share and 44% Growth in Adjusted Earnings per Share for the Fourth Quarter of 2023
17% Growth in Earnings per Share and 10% Growth in Adjusted Earnings per Share for Fiscal Year 2023
Initiating Inaugural Quarterly Dividend

DUBLIN, Calif. — February 15, 2024 — TriNet Group, Inc. (NYSE: TNET), a leading provider of comprehensive and flexible human capital management (HCM) solutions for small and medium-size businesses (SMBs), today announced financial results for the fourth quarter ended December 31, 2023. The fourth quarter highlights below include non-GAAP financial measures which are reconciled later in this release.
Fourth quarter highlights include:
•Total revenues increased 2% to $1.2 billion compared to the same period last year.
•Professional service revenues were flat at $189 million compared to the same period last year.
•Net income was $67 million, or $1.31 per diluted share, compared to net income of $49 million, or $0.78 per diluted share, in the same period last year.
•Adjusted Net Income was $82 million, or $1.60 per diluted share, compared to Adjusted Net Income of $71 million, or $1.11 per diluted share, in the same period last year.
•Adjusted EBITDA was $140 million, representing an Adjusted EBITDA Margin of 11.2%, compared to Adjusted EBITDA of $111 million, representing an Adjusted EBITDA Margin of 9.0% in the same period last year.
•Average Worksite Employees (WSEs) decreased 3% as compared to the same period last year and increased 1% as compared to the previous quarter, to approximately 338,000.
•HRIS Cloud Services Revenues decreased 14% to $12 million compared to the same period last year.
•Average HRIS Users decreased 14% as compared to the same period last year, to approximately 204,000.
Full year highlights include:
•Total revenues increased 1% to $4.9 billion as compared to 2022.
•Professional service revenues were approximately flat at $756 million as compared to 2022.
•Net income was $375 million or $6.56 per diluted share, compared to net income of $355 million or $5.61 per diluted share, in 2022.
•Adjusted Net income was $446 million or $7.81 per diluted share, compared to net income of $448 million or $7.07 per diluted share, in 2022.
•Adjusted EBITDA was $697 million, representing an Adjusted EBITDA Margin of 14.2%, compared to Adjusted EBITDA of $688 million, representing an Adjusted EBITDA Margin of 14.1% in 2022.
•Average Worksite Employees (WSEs) decreased by 5% compared to 2022, to approximately 331,000.
•HRIS Cloud Services Revenues increased 16% to $52 million compared to 2022.
•Average HRIS Users decreased 13% compared to 2022, to approximately 215,000.
Dividend:
•TriNet announces quarterly dividend of $0.25 per share.
•Ex-Dividend Date March 29, 2024, Dividend Record Date April 1, 2024, Dividend Payment Date April 22, 2024.

Leadership Change (for more information, please visit investor.trinet.com):
•Burton M. Goldfield announced his intent to retire today concluding a successful 15-year career as President & CEO of TriNet. He will continue as a special advisor to the company through March 31, 2025.
“Throughout 2023 in what proved to be a challenging economic environment, TriNet focused its execution on the areas within our control,” said Burton M. Goldfield, TriNet’s President and CEO. “Through our investment in sales, we accelerated our new sales in the fourth quarter, and we just completed our best January ever. We benefited from strong customer retention as we kept our customers at the center of everything we do. Finally, we launched our inaugural dividend completing an extraordinary year of capital allocation.”
He continued, “As just announced, I am retiring and transitioning the leadership of TriNet to Mike Simonds, and I have every confidence in Mike to keep moving the company forward. I am very proud of what we created during my more than 15 years as President and CEO of TriNet. My goal was to create an enduring company, and I believe that TriNet’s best days are still ahead.”
“On behalf of the board, I would like to thank Burton for his incredible leadership,” said TriNet Chairman, David Hodgson. “We are thrilled to have Mike join TriNet as President and CEO. We have confidence that he is the right person to lead TriNet as it continues its growth.”
“I know I speak for all TriNet colleagues when I thank Burton for his integral role in building TriNet into what it has become today,” said Kelly Tuminelli, TriNet’s Chief Financial Officer. “TriNet executed extraordinarily well throughout 2023 managing expenses prudently while investing in sales and service and executing against our capital plan which has culminated in our announced inaugural dividend. We look forward to our continued strong execution in 2024, ensuring we are there for our customers, colleagues, and stockholders.”
Dividend Announcement
On February 12, 2024, TriNet’s Board of Director’s approved a dividend of $0.25 per share. TriNet's stock will have an Ex-Dividend Date of March 29, 2024, a Dividend Record Date of April 1, 2024, and a Dividend Payment Date of April 22, 2024.
First Quarter and Full-Year 2024 Guidance
In addition to announcing our fourth quarter 2023 results, we provide our first quarter and full-year 2024 guidance. Non-GAAP financial measures are reconciled later in this release. Percentages reflect the increase or (decrease) from the prior year quarter and prior year end.

	Q1 2024		Full Year 2024
	Low	High	Low	High
Total Revenues	—%	3%	(1)%	4%
Professional Service Revenues	2%	8%	1%	5%
Insurance Cost Ratio	86.5%	82.5%	88.5%	86.5%
Diluted net income per share of common stock	$1.82	$2.54	$4.57	$6.08
Adjusted Net Income per share - diluted	$2.10	$2.85	$5.80	$7.35
Annual Report on Form 10-K
We anticipate filing our Annual Report on Form 10-K (“Form 10-K”) for the year ended December 31, 2023 with the U.S. Securities and Exchange Commission (SEC) and making it available at http://www.trinet.com today, February 15, 2024. This press release should be read in conjunction with the Form 10-K and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-K.

Earnings Conference Call and Audio Webcast
TriNet will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) today to discuss its fourth quarter results for 2023 and provide first quarter and full-year financial guidance for 2024. TriNet encourages participants to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. To pre-register, go to: https://dpregister.com/sreg/10185965/fb77e71f5d. For those who would like to join the call but have not pre-registered, they can do so by dialing +1 (412) 317-5426 and requesting the “TriNet Conference Call.” The live webcast of the conference call can be accessed on the Investor Relations section of TriNet’s website at https://investor.trinet.com. Participants can pre-register for the webcast by going to: https://events.q4inc.com/attendee/789681153. A replay of the webcast will be available on this website for approximately one year. A telephonic replay will be available for one week following the conference call at +1 (412) 317-0088 conference ID: 4058379.
About TriNet
TriNet provides small and medium-size businesses (SMBs) with full-service industry-specific HR solutions, providing both professional employer organization (PEO) and human resources information system (HRIS) services. TriNet offers access to human capital expertise, benefits, risk mitigation, compliance, payroll, and R&D tax credit services, all enabled by industry-leading technology. TriNet’s suite of products also includes services and software-based solutions to help streamline workflows by connecting HR, benefits, employee engagement, payroll and time & attendance. Rooted in more than 30 years of supporting entrepreneurs and adapting to the ever-changing modern workplace, TriNet empowers SMBs to focus on what matters most - growing their business and enabling their people For more information, please visit TriNet.com or follow us on Facebook, LinkedIn and Instagram.
Use of Non-GAAP Financial Measures
Reconciliations of non-GAAP financial measures to TriNet’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section titled “Non-GAAP Financial Measures.”
Forward-Looking Statements
This press release contains, and statements made during the above referenced conference call will contain, statements that are not historical in nature, are predictive in nature, or that depend upon or refer to future events or conditions or otherwise contain forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among other things, TriNet’s expectations and assumptions regarding: TriNet's financial guidance for the fourth quarter and full-year 2023 and the underlying assumptions; TriNet’s future financial performance and long-term growth; the continued value to customers and stockholders of TriNet’s product offerings; our ability to continue to grow new client sales, client tenure and improve retention, including through product and technological innovation; and the ability of our solutions to meet all client needs throughout their business cycle. Forward-looking statements are often identified by the use of words such as, but not limited to, “ability,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” "guidance," “impact,” “intend,” “may,” “plan,” "predict," “project,” “seek,” “should,” “strategy,” “target,” “value,” “will,” “would” and similar expressions or variations intended to identify forward-looking statements. These statements are not guarantees of future performance but are based on management’s expectations as of the date hereof and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from our current expectations and any past or future results, performance or achievements expressed or implied by the forward-looking statements. Investors are cautioned not to place undue reliance upon any forward-looking statements.
Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include: our ability to manage unexpected changes in workers’ compensation and health insurance claims and costs by worksite employees; our ability to mitigate the unique business risks we face as a co-employer; the effects of volatility in the financial and economic environment on the businesses that make up our client base; loss of clients for reasons beyond our control and the short-term contracts we typically use with our clients; the impact of regional or industry-specific economic and health factors on our operations; the impact of failures or limitations in the business systems and service centers we rely upon; the impact of discontinuing our discretionary credits on our business and client loyalty and retention; changes in our insurance coverage or our relationships with key insurance carriers; our ability to improve our services and technology to satisfy client and regulatory expectations; our ability to effectively integrate businesses we have acquired or may acquire in the future; our ability to effectively manage and improve our operational effectiveness and resiliency; our ability to attract and retain qualified personnel; the effects of increased competition and our ability to compete effectively; the impact on our business of cyber-attacks, breaches, disclosures and other data-related incidents; our ability to protect against and remediate cyber-attacks, breaches, disclosures and other data-related incidents, whether intentional or inadvertent and whether attributable to us or our service providers; our ability to comply with constantly evolving data privacy and security laws; our ability to manage changes in, uncertainty regarding, or adverse application of the complex laws and regulations that govern our business; changing laws and regulations governing health insurance and employee benefits; our ability to be recognized as an employer of worksite employees and for our benefits plans to satisfy all requirements under federal and state regulations; changes in the laws and regulations that govern what it means to be an employer, employee or independent contractor; the impact of new and changing laws regarding remote work; our ability to comply with the licensing requirements that govern our HCM solutions; the outcome of existing and future legal and tax proceedings; fluctuation in our results of operations and stock price due to factors outside of our control; our ability to comply with the restrictions of our credit facility and meet our debt obligations; and the impact of concentrated ownership in our stock by Atairos and other large stockholders. Any of these factors could cause our actual results to differ materially from our anticipated results.

Further information on risks that could affect TriNet’s results is included in our filings with the SEC, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on our investor relations website at http://investor.trinet.com and on the SEC website at www.sec.gov. Copies of these filings are also available by contacting TriNet Corporation's Investor Relations Department at (510) 875-7201. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements in this press release, and any forward-looking statements in this press release speak only as of the date of this press release. In addition, we do not assume any obligation, and do not intend, to update any of our forward-looking statements, except as required by law.

Contacts:
Investors:	Media:
Alex Bauer	Renee Brotherton / Josh Gross
TriNet	TriNet
Investorrelations@TriNet.com	Renee.Brotherton@TriNet.com
(510) 875-7201	Josh.Gross@TriNet.com
(408) 646-5103

FINANCIAL HIGHLIGHTS
Key Financial and Operating Metrics
We regularly review certain key financial and operating metrics to evaluate growth trends, measure our performance and make strategic decisions. These key financial and operating metrics may change over time. Our key financial and operating metrics for the periods presented were as follows:

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except per share and Operating Metrics data)	2023	2022	% Change	2023	2022	% Change
Income Statement Data:
Total revenues	$1,245	$1,226	2%	$4,922	$4,885	1%
Operating income	86	56	54	469	499	(6)
Net income	67	49	37	375	355	6
Diluted net income per share of common stock	1.31	0.78	68	6.56	5.61	17
Non-GAAP measures (1):
Adjusted EBITDA	140	111	26	697	688	1
Adjusted Net income	82	71	15	446	448	—
Operating Metrics:
Insurance Cost Ratio	87%	88%	(1)%	84%	84%	—%
Average WSEs (2)	337,924	347,671	(3)	331,423	348,543	(5)
Total WSEs at period end (2)	347,542	348,652	—	347,542	348,652	—
Average HRIS Users (3)	204,006	238,865	(15)	215,295	248,496	(13)
(1)    Refer to Non-GAAP measures definitions and reconciliations from GAAP measures under the heading "Non-GAAP Financial Measures".
(2)    Total WSEs includes approximately 12,000 incremental WSEs for December 31, 2023 and Average WSEs includes approximately 4,000 incremental WSEs for the fourth quarter of 2023 (1,000 for the full year 2023) that were charged a platform user access fee. Additionally, Total WSEs includes approximately 4,500 incremental WSEs for December 31, 2023 and Average WSEs includes approximately 4,800 for the fourth quarter of 2023 (1,500 for the full year 2023) additional service recipients. These were identified as a result of our ongoing effort to ensure that our billing practices best match the expectations of our customers. Please refer to Item 7 under Management Discussion & Analysis in our 2023 10-K.
(3)    For the year ended September 30, 2022, reflects HRIS Users from February 15, 2022, the date on which we acquired Zenefits, to the end of the period.

(in millions)	December 31, 2023	December 31, 2022	% Change
Balance Sheet Data:
Working capital	115	338	(66)%
Total assets	3,693	3,443	7
Debt	1,093	496	120
Total stockholders’ equity	78	775	(90)

	Year Ended December 31,
(in millions)	2023	2022	% Change
Cash Flow Data:
Net cash provided by operating activities	$545	$562	(3)%
Net cash used in investing activities	(70)	(226)	(69)
Net cash used in financing activities	(546)	(536)	2
Non-GAAP measure (1):
Corporate Operating Cash Flows	$539	$497	8
(1) Refer to Non-GAAP measures definitions and reconciliations from GAAP measures under the heading "Non-GAAP Financial Measures".

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions except per share data)	2023	2022	2023	2022
Professional service revenues	$189	$189	$756	$754
Insurance service revenues	1,056	1,037	4,166	4,131
Total revenues	1,245	1,226	4,922	4,885
Insurance costs	919	916	3,513	3,463
Cost of providing services	77	78	307	303
Sales and marketing	71	63	285	242
General and administrative	57	76	211	241
Systems development and programming	16	19	65	73
Depreciation and amortization of intangible assets	19	18	72	64
Total costs and operating expenses	1,159	1,170	4,453	4,386
Operating income	86	56	469	499
Other income (expense):
Interest expense, bank fees and other	(16)	(5)	(40)	(39)
Interest income	16	14	72	22
Income before provision for income taxes	86	65	501	482
Income taxes	19	16	126	127
Net income	$67	$49	$375	$355
Other comprehensive income (loss), net of income taxes	6	—	3	(4)
Comprehensive income	$73	$49	$378	$351
Net income per share:
Basic	$1.33	$0.79	$6.61	$5.66
Diluted	$1.31	$0.78	$6.56	$5.61
Weighted average shares:
Basic	51	62	57	63
Diluted	51	62	57	64

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	December 31,
(in millions, except share and per share data)	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$287	$354
Investments	65	76
Restricted cash, cash equivalents and investments	1,269	1,263
Accounts receivable, net	18	19
Unbilled revenue, net	447	375
Prepaid expenses, net	67	71
Other payroll assets	381	122
Other current assets	44	46
Total current assets	2,578	2,326
Restricted cash, cash equivalents and investments, noncurrent	158	153
Investments, noncurrent	143	151
Property and equipment, net	17	24
Operating lease right-of-use asset	24	31
Goodwill	462	462
Software and other intangible assets, net	172	163
Other assets	139	133
Total assets	$3,693	$3,443
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and other current liabilities	$87	$98
Revolving credit agreement borrowings	109	—
Client deposits and other client liabilities	65	106
Accrued wages	515	437
Accrued health insurance costs, net	175	174
Accrued workers' compensation costs, net	50	54
Payroll tax liabilities and other payroll withholdings	1,438	1,087
Operating lease liabilities	14	15
Insurance premiums and other payables	10	17
Total current liabilities	2,463	1,988
Long-term debt, noncurrent	984	496
Accrued workers' compensation costs, noncurrent, net	120	128
Deferred taxes	13	8
Operating lease liabilities, noncurrent	30	41
Other non current liabilities	5	7
Total liabilities	3,615	2,668
Stockholders' equity:
Preferred stock	—	—
Common stock and additional paid-in capital	976	899
Accumulated deficit	(896)	(119)
Accumulated other comprehensive loss	(2)	(5)
Total stockholders' equity	78	775
Total liabilities & stockholders' equity	$3,693	$3,443

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
(in millions)	2023	2022	2021
Operating activities
Net income	$375	$355	338
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangible assets	72	64	54
Amortization of deferred costs	40	38	31
Amortization of ROU asset, lease modification, impairment, and abandonment	9	25	12
Stock based compensation	59	62	50
Accretion of discount rate on lease liabilities	2	2	2
Provision for doubtful accounts	3	2	—
Deferred income taxes	5	(22)	(9)
Losses from disposition of assets	1	6	—
Losses and impairment on investments	1	18	—
Changes in operating assets and liabilities:
Accounts receivable, net	(2)	—	3
Unbilled revenue, net	(72)	(51)	(78)
Prepaid expenses, net	4	(2)	(5)
Other payroll assets	(259)	(72)	10
Accounts payable and other current liabilities	(8)	(13)	33
Client deposits and other client liabilities	(40)	9	(37)
Accrued wages	77	65	60
Accrued health insurance costs, net	1	—	2
Accrued workers' compensation costs, net	(12)	(8)	(7)
Payroll taxes payable and other payroll withholdings	351	158	(166)
Operating lease liabilities	(17)	(17)	(13)
Other assets	(38)	(55)	(60)
Other liabilities	(7)	(2)	(2)
Net cash provided by operating activities	545	562	218
Investing activities
Purchases of marketable securities	(276)	(410)	(444)
Proceeds from sale and maturity of marketable securities	286	469	349
Acquisitions of property and equipment and projects in process	(75)	(56)	(40)
Acquisitions of subsidiaries, net of cash acquired	—	(229)	—
Other Investments	(5)	—	—
Net cash used in investing activities	(70)	(226)	(135)
Financing activities
Repurchase of common stock	(1,122)	(523)	(94)
Proceeds from issuance of common stock	15	11	11
Payment of long-term financing costs and debt issuance costs	(9)	—	(9)
Proceeds from issuance of 2031 Notes	400	—	—
Proceeds from issuance of 2029 Notes	—	—	500
Repayment of borrowings	—	—	(370)
Proceeds from revolving credit agreement borrowings	695	—	—
Repayment of borrowings under revolving credit agreement	(495)	—	—
Awards effectively repurchased for required employee withholding taxes	(30)	(24)	(26)
Net cash provided by (used in) financing activities	(546)	(536)	12
Effect of exchange rate changes on cash and cash equivalents	—	(1)	—
Net increase (decrease) in cash and cash equivalents, unrestricted and restricted	(71)	(201)	95
Cash and cash equivalents, unrestricted and restricted:
Beginning of period	1,537	1,738	1,643
End of period	$1,466	$1,537	$1,738

Supplemental disclosures of cash flow information
Interest paid	$25	$18	12
Income taxes paid, net	114	128	129
Supplemental schedule of noncash investing and financing activities
Payable for purchase of property and equipment	$4	$6	3
Acquisitions of subsidiaries paid in stock	$—	$17	—

FINANCIAL STATEMENTS
Non-GAAP Financial Measures
In addition to the selected financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), we monitor other non-GAAP financial measures that we use to manage our business, to make planning decisions, to allocate resources and to use as performance measures in our executive compensation plan. These key financial measures provide an additional view of our operational performance over the long term and provide information that we use to maintain and grow our business.
The presentation of these non-GAAP financial measures is used to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation from, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

Non-GAAP Measure	Definition	How We Use The Measure
Adjusted EBITDA	• Net income, excluding the effects of:
- income tax provision,
- interest expense, bank fees and other,
- depreciation,
- amortization of intangible assets,
- stock based compensation expense,
- amortization of cloud computing arrangements, and
- transaction and integration costs.
• Provides period-to-period comparisons on a consistent basis and an understanding as to how our management evaluates the effectiveness of our business strategies by excluding certain non-recurring costs, which include transaction and integration costs, as well as certain non-cash charges such as depreciation and amortization, and stock-based compensation and certain impairment charges recognized based on the estimated fair values. We believe these charges are either not directly resulting from our core operations or not indicative of our ongoing operations.
• Enhances comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects.
• Provides a measure, among others, used in the determination of incentive compensation for management.
• We also sometimes refer to Adjusted EBITDA margin, which is the ratio of Adjusted EBITDA to total revenues.
Adjusted Net Income	• Net income, excluding the effects of:
- effective income tax rate (1),
- stock based compensation,
- amortization of intangible assets, net,
- non-cash interest expense (2),
- transaction and integration costs, and
	- the income tax effect (at our effective tax rate (1) of these pre-tax adjustments.	• Provides information to our stockholders and board of directors to understand how our management evaluates our business, to monitor and evaluate our operating results, and analyze profitability of our ongoing operations and trends on a consistent basis by excluding certain non-cash charges.
Corporate Operating Cash Flows	• Net cash provided by (used in) operating activities, excluding the effects of:
- Assets associated with WSEs (accounts receivable, unbilled revenue, prepaid expenses, other payroll assets and other current assets) and
- Liabilities associated with WSEs (client deposits and other client liabilities, accrued wages, payroll tax liabilities and other payroll withholdings, accrued health insurance costs, accrued workers' compensation costs, insurance premiums and other payables, and other current liabilities).	• Provides information that our stockholders and management can use to evaluate our cash flows from operations independent of the current assets and liabilities associated with our WSEs.
• Enhances comparisons to prior periods and, accordingly, used as a liquidity measure to manage liquidity between corporate and WSE related activities, and to help determine and plan our cash flow and capital strategies.
(1)     Non-GAAP effective tax rate is 25.6% for the fourth quarter and full year of 2023 and 25.5% for the fourth quarter and full year of 2022, which excludes the income tax impact from stock-based compensation, changes in uncertain tax positions, and nonrecurring benefits or expenses from federal legislative changes.
(2)    Non-cash interest expense represents amortization and write-off of our debt issuance costs and loss on a terminated derivative.

FINANCIAL STATEMENTS
Reconciliation of GAAP to Non-GAAP Measures
The table below presents a reconciliation of net income to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2023	2022	2023	2022
Net income	$67	$49	$375	$355
Provision for income taxes	19	16	126	127
Stock based compensation	16	16	59	62
Interest expense, bank fees and other (1)	16	5	40	39
Depreciation and amortization of intangible assets	19	18	72	64
Amortization of cloud computing arrangements	1	1	8	4
Transaction and integration costs	2	6	17	37
Adjusted EBITDA	$140	$111	$697	$688
Adjusted EBITDA Margin	11.2%	9.0%	14.2%	14.1%
(1)    2022 Interest expense, bank fees and other includes $17M of realized investments losses on sales and impairments related to AFS securities.
The table below presents a reconciliation of net income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2023	2022	2023	2022
Net income	$67	$49	$375	$355
Effective income tax rate adjustment	(3)	—	(2)	5
Stock based compensation	16	16	59	62
Amortization of intangible assets	5	5	20	18
Non-cash interest expense	1	—	2	1
Transaction and integration costs	2	6	17	37
Income tax impact of pre-tax adjustments	(6)	(6)	(25)	(30)
Adjusted Net Income	$82	$71	$446	$448
GAAP weighted average shares of common stock - diluted	51	62	57	64
Adjusted Net Income per share - diluted	$1.60	$1.11	$7.81	$7.07
The table below presents a reconciliation of net cash provided by operating activities to Corporate Operating Cash flows:

	Year Ended December 31,
(in millions)	2023	2022
Net cash provided by operating activities	$545	$562
Less: Change in WSE related other current assets	(329)	(149)
Less: Change in WSE related liabilities	335	214
Net cash used in operating activities - WSE	$6	$65
Net cash provided by operating activities - Corporate	$539	$497

FINANCIAL STATEMENTS
Reconciliation of GAAP to Non-GAAP Measures for the first quarter and full-year 2024 guidance.
Low and high percentages represent increases (decreases) from the same periods in the previous year.
The table below presents a reconciliation of net income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	Q1 2023	Q1 2024 Guidance		FY 2023	Year 2024 Guidance
(in millions, except per share data)	Actual	Low	High	Actual	Low	High
Net income	$131	(29)%	(1)%	$375	(38)%	(17)%
Effective income tax rate adjustment	3	(108)	(77)	(2)	98	1
Stock based compensation	11	39	39	59	17	17
Amortization of intangible assets	6	(13)	(13)	20	(5)	(5)
Non-cash interest expense	—	(25)	(25)	2	(39)	(39)
Transaction and integration costs	5	(100)	(100)	17	(100)	(100)
Income tax impact of pre-tax adjustments	(6)	(6)	(6)	(25)	(9)	(9)
Adjusted Net Income	$150	(28)%	(3)%	$446	(34)%	(16)%
GAAP weighted average shares of common stock - diluted	60			57
Adjusted Net Income per share - diluted	$2.49	$2.10	$2.85	$7.81	$5.80	$7.35